Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Aircastle Limited for the registration of common shares, preference shares, depository shares, debt securities, warrants, subscription rights, purchase contracts and purchase units and to the incorporation by reference therein of our reports dated February 29, 2012, with respect to the consolidated financial statements of Aircastle Limited, and the effectiveness of internal control over financial reporting of Aircastle Limited, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

New York, New York June 20, 2012	/s/ Ernst & Young LLP